Exhibit 99.1

Contact:	Brent Anderson, VP Investor Relations
(972) 580-6360
investors@meritagehomes.com

Meritage Homes Corporation Elects Deb Henretta to Its Board of Directors

SCOTTSDALE, Ariz., March 8, 2016 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced the election of Deb Henretta to its Board of Directors as an independent director.

Ms. Henretta brings a proven track record of building iconic brands and delivering sustained top-line and bottom-line growth. A 30-year veteran of Procter & Gamble Company, she held a number of senior leadership positions and led businesses ranging from $5 billion to $20 billion in sales. Her end-to-end operating experience spans product innovation, supply chain management and go-to-market strategies.

"Deb brings a wealth of marketing and brand-building expertise to Meritage Homes, from her senior leadership roles at one of the world's leading consumer packaged goods companies, to her board-level experience with a multi-state utility company and one of the largest manufacturers of products for the building industry,” said Meritage Homes Chairman and Chief Executive Officer Steven J. Hilton. “Her passion for transforming the customer experience through innovation is precisely in line with our history and strategy of innovation as the leader in energy-efficient homebuilding.”

Ms. Henretta also serves as a senior advisor to SSA & Company and a director at Corning, Inc. and NiSource. She also sits on the Board of Trustees at Xavier University and Cincinnati Children's Hospital Medical Center. Previously, Ms. Henretta served as a director of Sprint Corporation and the Singapore Economic Development Board.

About Meritage
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2015. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 90,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013, 2014 and 2015, for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.